Exhibit 99.1 News For Immediate Release

Black Stone Minerals, L.P. Reports First Quarter Results

HOUSTON - (BUSINESS WIRE) - Black Stone Minerals, L.P. (NYSE: BSM) ("Black Stone Minerals," "Black Stone," or "the Company") today announces its financial and operating results for the first quarter of 2023.

Financial and Operational Highlights

•Mineral and royalty production for the first quarter of 2023 equaled 36.8 MBoe/d, a decrease of 8% over the prior quarter; total production, including working interest volumes, was 39.3 MBoe/d for the quarter.
•Net income for the first quarter was $134.4 million. Adjusted EBITDA for the quarter totaled $109.9 million, a decrease of 17% over the prior quarter.
•Distributable cash flow was $104.1 million for the first quarter, a decrease of 17% relative to the fourth quarter of 2022.
•Announced a distribution of $0.475 per unit with respect to the first quarter of 2023 and represents an increase of 19% over the common distribution paid to the first quarter of 2022. Distribution coverage for all units was 1.04x.
•Total outstanding debt at the end of the first quarter was zero; as of April 28, 2023, total debt remained at zero with $66 million of cash.
•Effective April 27, 2023, Black Stone’s borrowing base under its revolving credit facility was reaffirmed at $550 million, with $375 million of commitments.

Management Commentary

Thomas L. Carter, Jr., Black Stone Minerals’ Chief Executive Officer and Chairman commented, “We had a strong start to the year despite headwinds from weaker natural gas prices. We remain constructive on our long-term outlook and are encouraged by our development agreements with Aethon in the Shelby Trough and various operators in the Austin Chalk. As we continue to focus on growth in our existing assets, Black Stone is able to maintain the highest distribution level since going public.”

Quarterly Financial and Operating Results

Production

Black Stone Minerals reported mineral and royalty volume of 36.8 MBoe/d (78% natural gas) for the first quarter of 2023, compared to 40.0 MBoe/d for the fourth quarter of 2022 and 29.6 MBoe/d for the first quarter of 2022. The decrease was primarily driven by lower volumes in the Wolfcamp where several large suspense payments were received in the fourth quarter.

Working interest production for the first quarter of 2023 was 2.4 MBoe/d, representing an increase of 14% from the levels generated in the quarter ended December 31, 2022 and a decrease of 27% from the quarter ended March 31, 2022. The continued decline year over year in working interest volumes is consistent with the Company's decision to farm out its working-interest participation to third-party capital providers.

Total reported production averaged 39.3 MBoe/d (94% mineral and royalty, 78% natural gas) for the first quarter of 2023 compared to 42.1 MBoe/d and 32.9 MBoe/d for the quarters ended December 31, 2022 and March 31, 2022, respectively.

Realized Prices, Revenues, and Net Income

The Company’s average realized price per Boe, excluding the effect of derivative settlements, was $33.47 for the quarter ended March 31, 2023. This is a decrease of 34% from $50.66 per Boe from the fourth quarter of 2022 and a 35% decrease compared to $51.25 for the first quarter of 2022.

Black Stone reported oil and gas revenue of $118.3 million (51% oil and condensate) for the first quarter of 2023, a decrease of 40% from $196.2 million in the fourth quarter of 2022. Oil and gas revenue in the first quarter of 2022 was $151.6 million.

The Company reported a gain on commodity derivative instruments of $52.3 million for the first quarter of 2023, composed of a $13.3 million gain from realized settlements and a non-cash $39.0 million unrealized gain due to the change in value of Black Stone’s derivative positions during the quarter. Black Stone reported a gain of $31.4 million and a loss of $120.0 million on commodity derivative instruments for the quarters ended December 31, 2022 and March 31, 2022, respectively.

Lease bonus and other income was $4.0 million for the first quarter of 2023, primarily related to leasing activity in the Haynesville/Bossier and Wolfcamp. Lease bonus and other income for the quarters ended December 31, 2022 and March 31, 2022 was $2.8 million and $4.9 million, respectively.

The Company reported net income of $134.4 million for the quarter ended March 31, 2023, compared to net income of $183.2 million in the preceding quarter. For the quarter ended March 31, 2022, the Company reported a net loss of $7.0 million.

Adjusted EBITDA and Distributable Cash Flow

Adjusted EBITDA for the first quarter of 2023 was $109.9 million, which compares to $131.7 million in the fourth quarter of 2022 and $98.8 million in the first quarter of 2022. Distributable cash flow for the quarter ended March 31, 2023 was $104.1 million. For the quarters ended December 31, 2022 and March 31, 2022, distributable cash flow was $125.3 million and $92.6 million, respectively.

Financial Position and Activities

As of March 31, 2023, Black Stone Minerals had $19.2 million in cash and no amount was drawn under its credit facility. At the end of April, the Company had approximately $66 million in cash, and no debt was outstanding under the credit facility.

Subsequent to quarter-end, Black Stone's borrowing base was reaffirmed at $550 million and total commitments were $375 million. Black Stone is in compliance with all financial covenants associated with its credit facility.

During the first quarter of 2023, the Company made no repurchases of units under the Board-approved $75 million unit repurchase program.

First Quarter 2023 Distributions

As previously announced, the Board approved a cash distribution of $0.475 for each common unit attributable to the first quarter of 2023. The quarterly distribution coverage ratio attributable to the first quarter of 2023 was approximately 1.04x. These distributions will be paid on May 19, 2023 to unitholders of record as of the close of business on May 12, 2023.

Activity Update

Rig Activity

As of March 31, 2023, Black Stone had 78 rigs operating across its acreage position, a decrease relative to the 108 rigs on the Company's acreage as of December 31, 2022 and a decrease compared to the 88 rigs operating on the Company's acreage as of March 31, 2022. The decrease in rigs at the end of the first quarter was driven primarily by a reduction in the Wolfcamp which reverted to the average rig count throughout the first three quarters of 2022. Black Stone also saw a decrease in the Haynesville in response to lower natural gas prices.

Shelby Trough Development Update

Aethon has successfully turned 16 wells to sales and has commenced operations on 10 additional wells under the development agreement covering Angelina County. Aethon has successfully turned four wells to sales and has another nine wells awaiting completion operations under the separate development agreement covering San Augustine County. Additionally, XTO Energy has resumed drilling on the Company's Shelby Trough acreage in San Augustine County and has one well currently awaiting completion operations.

Austin Chalk Update

Black Stone has entered into agreements with multiple operators to drill wells in the areas of the Austin Chalk in East Texas, where we have significant acreage positions. The results of the 2021 three well test program in the Brookeland Field demonstrated that modern completion technology has the potential to greatly improve production rates and increase reserves when compared to the vintage, unstimulated wells in the Austin Chalk formation. Eight operators are actively engaged in redevelopment of the field, with two rigs running continuously in the play. To date, 22 wells with modern completions are now producing in the area, and an additional six wells are currently either being drilled or completed.

Update to Hedge Position

Black Stone has commodity derivative contracts in place covering portions of its anticipated production for 2023 and 2024. The Company's hedge position as of April 28, 2023 is summarized in the following tables:

Oil Hedge Position
	Oil Swap	Oil Swap Price
	MBbl	$/Bbl
1Q23	210	$79.44
2Q23	540	$80.80
3Q23	540	$80.80
4Q23	540	$80.80
1Q24	270	$69.79
2Q24	270	$69.79
3Q24	270	$69.79
4Q24	270	$69.79

Natural Gas Hedge Position
	Gas Swap	Gas Swap Price
	BBtu	$/MMbtu
2Q23	8,190	$5.15
3Q23	8,280	$5.15
4Q23	8,280	$5.15
1Q24	5,460	$3.64
2Q24	5,460	$3.64
3Q24	5,520	$3.64
4Q24	5,520	$3.64

More detailed information about the Company's existing hedging program can be found in the Quarterly Report on Form 10-Q for the first quarter of 2023, which is expected to be filed on or around May 2, 2023.

Conference Call

Black Stone Minerals will host a conference call and webcast for investors and analysts to discuss its results for the first quarter of 2023 on Tuesday, May 2, 2023 at 9:00 a.m. Central Time. Black Stone recommends participants who do not anticipate asking questions to listen to the call via the live broadcast available at http://investor.blackstoneminerals.com. Analysts and investors who wish to ask questions should dial (800)267-6316 for domestic participants and (203)518-9783 for international participants, the conference ID for the call is BSMQ123. A recording of the conference call will be available on Black Stone's website.

About Black Stone Minerals, L.P.
Black Stone Minerals is one of the largest owners of oil and natural gas mineral interests in the United States. The Company owns mineral interests and royalty interests in 41 states in the continental United States. Black Stone believes its large, diversified asset base and long-lived, non-cost-bearing mineral and royalty interests provide for stable to growing production and reserves over time, allowing the majority of generated cash flow to be distributed to unitholders.

Forward-Looking Statements

This news release includes forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “may,” “should,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms, or other comparable terminology often identify forward-looking statements. Except as required by law, Black Stone Minerals undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by these cautionary statements. These forward-looking statements involve risks and uncertainties, many of which are beyond the control of Black Stone Minerals, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:
•the Company’s ability to execute its business strategies;
•the conflict in conflict in Ukraine and actions taken, and may in the future be taken, against Russia or otherwise as a result;
•the availability of U.S. liquefied natural gas ("LNG") export capacity and the level of demand for LNG exports;
•the volatility of realized oil and natural gas prices;
•the level of production on the Company’s properties;
•overall supply and demand for oil and natural gas, as well as regional supply and demand factors, delays, or interruptions of production;
•conservation measures, technological advances, and general concern about the environmental impact of the production and use of fossil fuels;
•the Company’s ability to replace its oil and natural gas reserves;
•the Company’s ability to identify, complete, and integrate acquisitions;
•general economic, business, or industry conditions;
•cybersecurity incidents, including data security breaches or computer viruses;
•competition in the oil and natural gas industry; and
•the availability, high cost, or shortages of rigs, equipment, raw materials, supplies, or personnel to develop and operate out properties; and
•the level of drilling activity by the Company's operators, particularly in areas such as the Shelby Trough where the Company has concentrated acreage positions.

Black Stone Minerals, L.P. Contacts

Evan Kiefer
Interim Chief Financial Officer and Treasurer
Telephone: (713) 445-3200
investorrelations@blackstoneminerals.com

BLACK STONE MINERALS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per unit amounts)

	Three Months Ended March 31,
	2023	2022

REVENUE
Oil and condensate sales	$60,909	$75,831
Natural gas and natural gas liquids sales	57,423	75,754
Lease bonus and other income	3,975	4,859
Revenue from contracts with customers	122,307	156,444
Gain (loss) on commodity derivative instruments	52,271	(120,020)
TOTAL REVENUE	174,578	36,424
OPERATING (INCOME) EXPENSE
Lease operating expense	2,668	3,161
Production costs and ad valorem taxes	12,667	13,949
Exploration expense	4	180
Depreciation, depletion, and amortization	11,147	10,917
General and administrative	12,648	13,763
Accretion of asset retirement obligations	245	202
TOTAL OPERATING EXPENSE	39,379	42,172
INCOME (LOSS) FROM OPERATIONS	135,199	(5,748)
OTHER INCOME (EXPENSE)
Interest and investment income	157	—
Interest expense	(814)	(1,209)
Other income (expense)	(99)	(45)
TOTAL OTHER EXPENSE	(756)	(1,254)
NET INCOME (LOSS)	134,443	(7,002)
Distributions on Series B cumulative convertible preferred units	(5,250)	(5,250)
NET INCOME (LOSS) ATTRIBUTABLE TO THE GENERAL PARTNER AND COMMON UNITS	$129,193	$(12,252)
ALLOCATION OF NET INCOME (LOSS):
General partner interest	$—	$—
Common units	$129,193	$(12,252)
NET INCOME (LOSS) ATTRIBUTABLE TO LIMITED PARTNERS PER COMMON UNIT:
Per common unit (basic)	$0.62	$(0.06)
Per common unit (diluted)	$0.60	$(0.06)
WEIGHTED AVERAGE COMMON UNITS OUTSTANDING:
Weighted average common units outstanding (basic)	209,941	209,323
Weighted average common units outstanding (diluted)	224,910	209,323

The following table shows the Company’s production, revenues, pricing, and expenses for the periods presented:

	Three Months Ended March 31,
	2023	2022

	(Unaudited) (Dollars in thousands, except for realized prices and per Boe data)
Production:
Oil and condensate (MBbls)	793	831
Natural gas (MMcf)[1]	16,452	12,759
Equivalents (MBoe)	3,535	2,958
Equivalents/day (MBoe)	39.3	32.9
Realized prices, without derivatives:
Oil and condensate ($/Bbl)	$76.81	$91.25
Natural gas ($/Mcf)[1]	3.49	5.94
Equivalents ($/Boe)	$33.47	$51.25
Revenue:
Oil and condensate sales	$60,909	$75,831
Natural gas and natural gas liquids sales[1]	57,423	75,754
Lease bonus and other income	3,975	4,859
Revenue from contracts with customers	122,307	156,444
Gain (loss) on commodity derivative instruments	52,271	(120,020)
Total revenue	$174,578	$36,424
Operating expenses:
Lease operating expense	$2,668	$3,161
Production costs and ad valorem taxes	12,667	13,949
Exploration expense	4	180
Depreciation, depletion, and amortization	11,147	10,917
General and administrative	12,648	13,763
Other expense:
Interest expense	814	1,209
Per Boe:
Lease operating expense (per working interest Boe)	$12.13	$10.75
Production costs and ad valorem taxes	3.58	4.72
Depreciation, depletion, and amortization	3.15	3.69
General and administrative	3.58	4.65
1 As a mineral-and-royalty-interest owner, Black Stone Minerals is often provided insufficient and inconsistent data on natural gas liquid ("NGL") volumes by its operators. As a result, the Company is unable to reliably determine the total volumes of NGLs associated with the production of natural gas on its acreage. Accordingly, no NGL volumes are included in reported production; however, revenue attributable to NGLs is included in natural gas revenue and the calculation of realized prices for natural gas.

Non-GAAP Financial Measures
Adjusted EBITDA and Distributable cash flow are supplemental non-GAAP financial measures used by Black Stone's management and external users of the Company's financial statements such as investors, research analysts, and others, to assess the financial performance of its assets and ability to sustain distributions over the long term without regard to financing methods, capital structure, or historical cost basis.
The Company defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, and depreciation, depletion, and amortization adjusted for impairment of oil and natural gas properties, if any, accretion of asset retirement obligations, unrealized gains and losses on commodity derivative instruments, non-cash equity-based compensation, and gains and losses on sales of assets, if any. Black Stone defines Distributable cash flow as Adjusted EBITDA plus or minus amounts for certain non-cash operating activities, cash interest expense, distributions to preferred unitholders, and restructuring charges, if any.
Adjusted EBITDA and Distributable cash flow should not be considered an alternative to, or more meaningful than, net income (loss), income (loss) from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with generally accepted accounting principles ("GAAP") in the United States as measures of the Company's financial performance.
Adjusted EBITDA and Distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income (loss), the most directly comparable U.S. GAAP financial measure. The Company's computation of Adjusted EBITDA and Distributable cash flow may differ from computations of similarly titled measures of other companies.

	Three Months Ended March 31,
	2023	2022

	(Unaudited) (In thousands, except per unit amounts)
Net income (loss)	$134,443	$(7,002)
Adjustments to reconcile to Adjusted EBITDA:
Depreciation, depletion, and amortization	11,147	10,917
Interest expense	814	1,209
Income tax expense (benefit)	147	103
Accretion of asset retirement obligations	245	202
Equity–based compensation	2,118	4,551
Unrealized (gain) loss on commodity derivative instruments	(38,986)	88,776
Adjusted EBITDA	109,928	98,756
Adjustments to reconcile to Distributable cash flow:
Change in deferred revenue	(5)	(9)
Cash interest expense	(559)	(862)
Preferred unit distributions	(5,250)	(5,250)
Distributable cash flow	$104,114	$92,635

Total units outstanding[1]	209,967	209,398
Distributable cash flow per unit	$0.496	$0.442
1 The distribution attributable to the three months ended March 31, 2023 is estimated using 209,966,519 common units as of April 28, 2023; the exact amount of the distribution attributable to the three months ended March 31, 2023 will be determined based on units outstanding as of the record date of May 13, 2023. Distributions attributable to the three months ended March 31, 2022 were calculated using 209,398,324 common units as of the record date of May 14, 2022.